EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


Miller Rig & Equipment, LLC, a Tennessee limited liability company

Miller Drilling TN, LLC, a Tennessee limited liability company

Miller Energy Services, LLC, a Delaware limited liability company

Miller Energy GP, LLC, a Delaware limited liability company

Miller Energy Drilling 2009-A LP, a Delaware limited partnership

Miller Energy Income 2009-A LP, a Delaware limited partnership